Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm" in the Prospectus, dated September 29, 2023, and included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-268622) of Crescent Private Credit Income Corp. (the "Registration Statement").

We also consent to the use of our report dated February 26, 2024, with respect to the consolidated financial statements of Crescent Private Credit Income Corp. for the period from May 5, 2023 (Commencement of Operations) through December 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 26, 2024